                                                                   EXHIBIT 10.44
                                                                   -------------



      ___________________________________________________________________



                         AMENDED AND RESTATED AGREEMENT

                                  by and among

                            StarMedia Network, Inc.,

                        Advanced Multimedia Group, Inc.

                                      AND

                            FinancialWeb.com, Inc.

                                  dated as of

                               November 19, 1999



           __________________________________________________________

                                   AGREEMENT

          This Amended and Restated Agreement ("Agreement") is made as of this
                                                ---------
19th day of November, 1999 among Advanced Multimedia Group, Inc., a Florida corporation, with offices at 1655 Washington Avenue, Miami Beach, Florida, 33139 ("AMG"), FinancialWeb.com, a Nevada corporation with offices at 201 Park Place,
  ---
Suite 321, Altamonte Springs, Florida 32701 ("FinancialWeb.com") and StarMedia
                                              ----------------
Network, Inc., a Delaware corporation, with offices at 29 West 36th Street, New York, New York 10018 ("StarMedia").
                       ---------

          WHEREAS, StarMedia operates various Websites targeted at Spanish- and Portuguese-speaking audiences including a Website ("Periscopio") which contains,
                                                    ----------
among other channels, a Financial Services channel (the "Periscopio Financial
                                                         --------------------
Channel");
-------

          WHEREAS, FinancialWeb.com operates a Website targeted at English-speaking audiences that provides financial services and content and wishes to make a similar Spanish- and Portuguese-language Website (the "FinancialWeb.com
                                                              ----------------
Latin Website") available through the Periscopio Financial Channel;
-------------

          WHEREAS, AMG and StarMedia entered into an Agreement dated as of August 6, 1999, as amended (the "Original Agreement"), whereby AMG agreed to
                                 ------------------
find a Financial Services Company to act as the financial services provider for Periscopio; and

          WHEREAS, StarMedia now wishes to grant FinancialWeb.com certain rights as one of the Founding Sponsors of Periscopio and as the Founding Sponsor of the Periscopio Financial Channel in exchange for which FinancialWeb.com will remit to StarMedia and StarMedia will remit to AMG certain sums as set forth herein.

          NOW THEREFORE, in consideration of the premises, and the mutual promises and understandings set forth in this Amended and Restated Agreement, AMG, FinancialWeb.com and StarMedia hereby agree as to amend and restate the Original Agreement in its entirety as follows:

          1. Definitions. Terms not otherwise defined in the body of this Amended and Restated Agreement shall have the following meanings:

          "AMG Materials" means the content, branding identification and
           -------------
software provided by AMG in connection with this Amended and Restated Agreement, including without limitation text, graphics, multimedia presentations, images, animations, computer programs, data, designs, storyboards, scripts, and specifications, and all forms of trademarks, service marks and corporate and brand identification and indicia, including without limitation word marks, logos and other picture marks, phrases, jingles, composite marks, corporate, commercial and institutional images, product designations and identifications, whether registered or not (the "AMG Marks").
                                ---------

          An "Affiliate" of or a Person or "Affiliated with" a specified Person
              ---------                     ---------------
means another Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person specified (other than independent contractors and leased employees). For purposes of such definition, a Person shall be deemed to have control over any other Person if: (a) such Person directly or indirectly or acting through one or more other Persons owns, controls, or has power to vote fifty percent (50%) or more of the equity interests of the other Person; (b) such Person controls, in any manner, the election of a majority of the directors, managers or trustees (or persons exercising similar responsibilities) of the other Person; or (c) such Person directly or indirectly controls the management or policies of the other Person.

          "Derivative Content" means the Licensed Content as modified,
           ------------------
translated into a language other than English, or enhanced by or on behalf of StarMedia in accordance with the terms of this Amended and Restated Agreement.

          "Eligible Customers" means all Persons who purchase Financial Services
           ------------------
(or services related thereto that generate Eligible Sales Revenues) from FinancialWeb.com Latin Website after viewing one or more Pages on the Periscopio Financial Channel containing links or promotional information relating to FinancialWeb.com or its Affiliates.

          "Eligible Sales Revenues" means all gross sales revenues, excluding
           -----------------------
sales taxes, generated from sales of Financial Services and services related thereto, including, without limitation, revenues derived from management of accounts, investment advice, investment banking, trading/brokerage transactions, insurance and insurance product sales, mutual fund sales and newsletter or FinancialWeb.com Latin Website subscriptions, to Eligible Customers.

          "FinancialWeb.com Materials" means the Licensed Content, branding
           --------------------------
identification and software provided by FinancialWeb.com in connection with this Amended and Restated Agreement, including without limitation, text, graphics, multimedia presentations, images, animations, computer programs, data, designs, storyboards, scripts and specifications, and all forms of trademarks, service marks and corporate and brand identification and indicia, including without limitation word marks, logos and other picture marks, phrases, jingles, composite marks, corporate commercial and institutional images, product designations and identifications, whether registered or not (the "FinancialWeb.com Marks").
 ----------------------

          "Financial Content" means the publication, dissemination and provision
           -----------------
of financial information and content over the Internet, including real-time and delayed stock, equities, mutual funds, money markets, commodities, indices and option watchers, screeners and other research tools, quotes, a search feature, IPO information, daily market reports and summaries, daily mutual fund articles, Wall Street commentary, small cap stock articles and related content, broker and analyst recommendations, SEC filings, industry sectors, personal finance tools and information, daily world currency data, charts, analysis, newsletters, investigative reports, articles, profiles, and chat rooms as well as other Internet-delivered financial communications, advice, and personalized or customized information.

          "Financial Services" means banking, loans, insurance and trading of
           ------------------
securities.

          "Financial Services Company" means any Person, including
           --------------------------
FinancialWeb.com, that provides some or all of the Financial Content or Financial Services.

          "Founding Sponsor" means (i) with respect to the Periscopio Website,
           ----------------
that FinancialWeb.com shall be designated and referred to as one of the founding sponsors in any press releases relating to the Periscopio Website and (ii) with respect to the Periscopio Financial Channel, that FinancialWeb.com shall be designated as the founding sponsor of the Periscopio Financial Channel, with a premier presence on its Home Page.

          A "Frame" or "Framing" means any spatial subdivision or separation of
             -----      -------
a display such that more than one HTML (or successor protocol) document is simultaneously perceptible therein.

          "Home Page" means that HTML (or successor protocol) Page which is the
           ---------
root or principal entry point into a Website or any portion of a Website.

          "Intellectual Property Rights" means any and all patent, trademark,
           ----------------------------
service mark, copyright, trade secret or other proprietary or similar rights or interests whether or not registered or registrable, and related applications for statutory protection thereof, and the rights to make such applications.

          "Launch Date" means the date that is [sixty (60)] days from the date
           -----------
of this Amended and Restated Agreement.

          "Licensed Content" means the material provided by FinancialWeb.com as
           ----------------
set forth in this Amended and Restated Agreement or as provided throughout the Term of this Amended and Restated Agreement upon agreement of FinancialWeb.com and StarMedia (including, without limitation, all text, pictures, audio, video and graphics contained therein) and any improvements, supplements, updates, revisions and/or corrections thereto.

          "Link" means a pointer to an Internet address, Page or other service
           ----
which can be activated through a user interface.

          "Page" means, with respect to any Website, any HTML (or successor
           ----
protocol) document containing content (whether in-line, linked or framed) which can be accessed so as to be viewed, listened to, stored, reproduced or made use of by a user with the aid of a suitable device and software.

          "Page View" means the request of, and successful and complete delivery
           ---------
of a Page containing AMG or FinancialWeb.com Materials, Derivative Content and/or a Link to the Periscopio Financial Channel to (i) a Visitor to the Periscopio Financial Channel or (ii) three Persons who access the Periscopio Site Home Page.

          "Periscopio Site" means the Periscopio Website and underlying Websites
           ---------------
maintained by or for StarMedia and/or its Affiliates at http://www.periscopio.com (and/or any successor or additional addresses and the country indicators thereof), including without limitation, the content featured therein.

          "Person" means any individual, corporation, company, voluntary
           ------
association, partnership, joint venture, trust, unincorporated organization, government (or any agency, instrumentality or political subdivision thereof) or any other entity.

          "Premier" display on a Page means that the presentation described
           -------
(except with respect to banner advertisements) shall be displayed continuously and shall be larger in size and no less conspicuous or noticeable than that of any other Financial Services Company and displayed prior to that of any other Financial Services Company on any such Page and at the top of any menu or list containing Financial Services Companies which is on or within any such Page.

          "Prominent" display on a Page means display "above the fold" on an 800
           ---------
x 600 resolution CRT, meaning that a Visitor first observing the Page in question on any monitoring device will see, without scrolling, the entirety of the AMG/FinancialWeb.com Materials.

          "StarMedia Materials" means the content, branding identification and
           -------------------
software provided by StarMedia and its Affiliates in connection with this Amended and Restated Agreement, including without limitation text, graphics, multimedia presentations, images, animations, computer programs, data, designs, storyboards, scripts, and specifications, and all forms of trademarks, service marks and corporate and brand identification and indicia, including without limitation word marks, logos and other picture marks, phrases, jingles, composite marks, corporate, commercial and institutional images, product designations and identifications, whether registered or not ("StarMedia Marks").
                                                              ---------------

          "StarMedia Money Channel" means the channel related to money and
           -----------------------
finances on the StarMedia Site.

          "StarMedia Site" means the StarMedia Website and underlying Websites
           --------------
maintained by or for StarMedia and/or its Affiliates at http://www.starmedia.com (and/or any successor or additional addresses and the country indicators thereof), including, without limitation, the content featured therein.

          "StarMedia Specifications" means the technical specifications, format
           ------------------------
and requirements necessary for presentation and display of Licensed Content on and through the Periscopio Site. The StarMedia Specifications in effect as of the date hereof are attached hereto as Exhibit A to the Amended and Restated Agreement.

          "Technology" means all software, methods of operation, hardware
           ----------
designs, interfaces, specifications and documentation in respect of the foregoing.

          "U.S. Financial Content" means Financial Content pertaining to the
           ----------------------
U.S. markets.

          "U.S. Financial Services" means Financial Services pertaining to the
           -----------------------
U.S. markets.

          "Visitor" means any individual that accesses the Periscopio Financial
           -------
Channel.

          "Website" means a set of one or more Pages related by links specified
           -------
by its provider, including at least one Page stored at a network address controlled by, or assigned by a host to, its provider, which is provided over the Internet under the Hypertext Transfer Protocol (or successor protocol). For the avoidance of ambiguity, Websites include one Website which may be a mirror image or duplicate, in whole or in part, or even containing modifications from an original Website.

          2.   Designation and Placement of FinancialWeb.com

          2.1 Designation. Pursuant to the terms and subject to the conditions of this Amended and Restated Agreement, during the Term:

               (a) FinancialWeb.com will be designated as one of the Founding Sponsors of Periscopio and as the Founding Sponsor of the Periscopio Financial Channel;

               (b) FinancialWeb.com will be provided with Premier and Prominent presence on the Home Page of the Periscopio Financial Channel (which presence includes a continuous Link to FinancialWeb.com Latin Website), with other Financial Services Companies being limited to banners and/or buttons that appear on the Periscopio Financial Channel;

               (c) whenever StarMedia refers to its founding sponsors in StarMedia marketing materials, StarMedia shall indicate FinancialWeb.com's status as a Founding Sponsor, in a manner that is at least equivalent to the references to any other founding sponsors of Periscopio and StarMedia;

               (d) StarMedia shall provide a permanent hot Link to the AMG Website on the bottom of the Home Page of the Periscopio Financial Channel, which Link shall state "presented by AMG" or words of similar import, to the extent such statement is not prohibited by agreements between StarMedia and third-party technology providers;

               (e) whenever StarMedia provides a button or banner promoting the Periscopio Financial Channel, such button or banner shall state that the Periscopio Financial Channel is "sponsored by FinancialWeb.com";

               (f) whenever StarMedia recommends, suggests or otherwise provides users with lists of Financial Services Companies that offer products and services competitive with those offered by FinancialWeb.com on the StarMedia Money Channel or other similar channel, StarMedia shall include FinancialWeb.com among such Financial Services Companies and provide a Link to the Periscopio Financial Channel;

               (g) StarMedia shall promote the Periscopio Financial Channel on the StarMedia Money Channel and shall indicate therein that the Periscopio Financial Channel is "sponsored by FinancialWeb.com";

               (h) FinancialWeb.com shall be the exclusive provider of U.S. Financial Content and U.S. Financial Services on the Periscopio Financial Channel, provided, however, that if StarMedia provides (directly or though
         --------  -------
agreements with third parties) any U.S.

Financial Content or U.S. Financial Services prior to the date of this Agreement, StarMedia may continue to do so, and provided, further, that under no
                                                --------  -------
circumstances shall StarMedia be prohibited from promoting, advertising, offering or marketing U.S. Financial Content or U.S. Financial Services (other than that provided by FinancialWeb.com) anywhere on the StarMedia Site or the Periscopio Site if FinancialWeb.com is not at such time offering similar U.S. Financial Content or U.S. Financial Services to Visitors to the Periscopio Financial Channel, subject to the following limitations: (i) StarMedia shall not enter into new agreements with third-party providers of U.S. Financial Content or U.S. Financial Services with respect to the Periscopio Financial Channel during the Beta Period, and (ii) thereafter, StarMedia shall notify FinancialWeb.com in writing of its desire to offer specific U.S. Financial Content or U.S. Financial Services on the Periscopio Financial Channel itself or through a third-party, and shall provide FinancialWeb.com with reasonable opportunity to offer such content, prior to doing so itself or through a third party; and

               (i) StarMedia shall not allow any other Financial Services Company to offer the same Financial Services on the Periscopio Financial Channel that FinancialWeb.com offers on the Periscopio Financial Channel, other than advertisements of any such Financial Services.

          2.2  Advertising.

          (a) During the Term of this Amended and Restated Agreement, StarMedia shall deliver, whether on the Periscopio Site or the StarMedia Site or any other StarMedia property as agreed to by FinancialWeb.com, no less than fifteen million (15,000,000) advertising impressions promoting FinancialWeb.com Latin Website (the "Advertising Impressions") to FinancialWeb.com at a rate of $100
              -----------------------
per 1,000 Advertising Impressions (the "Rate"), ten percent (10%) of which will
                                        ----
include a reference to AMG. In addition, at FinancialWeb.com's request from time to time, StarMedia will deliver additional Advertising Impressions, over and above the fifteen million (15,000,000) Advertising Impressions commitment set forth herein, up to an additional ten million (10,000,000) Advertising Impressions. Such Advertising Impressions may be in the form of banners, buttons and/or advertisements. Subject to Section 2.1(c), StarMedia shall be solely responsible for determining the placement and rotation frequency of the Advertising Impressions, provided, however, that at least ten percent (10%) of
                         --------  -------
the Advertising Impressions shall be placed on the Home Page of the StarMedia Site and provided, further, that StarMedia shall deliver no less than 1,000,000
         --------  -------
Advertising Impressions during the Beta Period; no less than 2,800,000 Advertising Impressions during the first year of the Additional Period; no less than 4,200,000 Advertising Impressions during the second year of the Additional Period; and no less than 7,000,000 Advertising Impressions during the third year of the Additional Period. The content of all Advertising Impressions shall be jointly determined by the parties, and neither party shall unreasonably withhold or delay its approval.

          (b) In the event that StarMedia fails to deliver the requisite number of Advertising Impressions in any given year as set forth in Section 2.2(a), StarMedia shall, at AMG/FinancialWeb.com's option: (i) deliver an appropriate number of "make good" Advertising Impressions during the first quarter of the following year, provided, however, that if the failure occurs during the final
                --------  -------
year of the Term, this Amended and Restated Agreement shall be extended to allow StarMedia to provide such "make good" Advertising Impressions; or (ii) pay FinancialWeb.com an amount equal to the value of the shortfall in Advertising Impressions, based on the Rate set forth in Section 2.2(a).

          2.3 Development and Maintenance of AMG Materials and the FinancialWeb.com Materials. AMG shall be responsible for developing, maintaining and providing, on a non-exclusive basis, the AMG Materials for inclusion within the Periscopio Financial Channel, in the format and otherwise consistent with the StarMedia Specifications. Upon thirty (30) days' written notice, StarMedia may enhance or modify the StarMedia Specifications, so long as such enhancements do not require an expenditure in excess of $25,000 per annum for any year of the Additional Period.

          2.4 Design and Maintenance of FinancialWeb.com Latin Website on the Periscopio Site., FinancialWeb.com shall be solely responsible for designing, implementing, maintaining and updating the FinancialWeb.com Latin Website. StarMedia shall have the right to approve all uses of the StarMedia Marks on the FinancialWeb.com Latin Website, which approval shall not be unreasonably withheld or delayed. StarMedia shall provide consulting services to a client services team, including writers, producers and designers hired by FinancialWeb.com to work on the development, translation, maintenance and integration of the FinancialWeb.com Materials, Financial Content and Financial Services on the Periscopio Financial Channel. FinancialWeb.com shall ensure that the FinancialWeb.com Latin Website meets the following requirements:

               (a) following the Launch Date, the FinancialWeb.com Latin Website shall be fully functioning and available to visitors on a twenty-four
(24) hour per day, seven (7) day per week basis during the Term of this Amended and Restated Agreement, with the exception of regular maintenance downtime periods and minor service interruptions.

               (b) The FinancialWeb.com Latin Website will permit Visitors to order Financial Services and shall permit Visitors to, at their option, (i) use a secure on-line credit card ordering interface employing standard encryption technology, or (ii) submit orders via e-mail or telephone (using a toll-free telephone number), or by mail;

               (c) All pages contained in the FinancialWeb.com Latin Website will be compatible with Netscape Navigator 3.0 or higher and Microsoft Internet Explorer 3.0 or higher, in each case with JavaScript support, and will not require any additional software "plug-ins" not included in the standard versions of such browsers, other than Real Networks, Inc.'s standard (freeware) RealMedia plug-in; and

               (d) All pages on the FinancialWeb.com Latin Website will be viewable within the StarMedia browser screen frame set, and no page on the FinancialWeb.com Latin Website shall terminate, modify or otherwise violate the integrity of the StarMedia screen frame set or deploy a new browser window.

               (e) FinancialWeb.com shall meet a delivery schedule as agreed to by StarMedia and FinancialWeb.com within thirty days of the date of this Agreement, provided,
           --------
however, that if no delivery schedule is agreed to, FinancialWeb.com shall meet
-------
the delivery schedule provided by StarMedia (the "Delivery Schedule").
                                                  ------------------

          2.5 Licensed Content. StarMedia shall have the exclusive right to incorporate the FinancialWeb.com Latin Website into the Periscopio Site and to host, Frame and co-brand the FinancialWeb.com Latin Website on the Periscopio Site in accordance with the terms of this Amended and Restated Agreement, including, but not limited to, the terms of Exhibit A. FinancialWeb.com hereby grants to StarMedia, and StarMedia hereby accepts, for the Term of this Amended and Restated Agreement and subject to its conditions, the exclusive right, license and privilege throughout the world in the Spanish and Portuguese languages (i) to use, reproduce, archive, display, perform, market, publish, distribute and transmit, in whole or in part, FinancialWeb.com Materials and any Derivative Content in connection with the Periscopio Site, and (ii) to modify or enhance, with the prior consent of FinancialWeb.com, the Licensed Content; in each case by any delivery method or means or in any medium whether now known or hereafter devised, or to refrain therefrom, including, but not limited to, dial-up, wireless, cable, satellite or broadband. A schedule for incorporation of the FinancialWeb.com Latin Site into the Periscopio Site shall be agreed to by the parties within thirty (30) days of the date of this Amended and Restated Agreement.

          2.6 Design and Technical Specifications. The parties shall jointly determine, from time to time, appropriate technical, design and performance specifications for the incorporation of the FinancialWeb.com Latin Website on the Periscopio Site and shall work together to determine initial changes to the FinancialWeb.com Latin Website design, layout, and navigational features and other technical, design and performance characteristics. Such changes shall be implemented by FinancialWeb.com as soon as reasonably practicable. StarMedia and FinancialWeb.com may jointly determine additional design changes to the FinancialWeb.com Latin Website from time to time in the future, which FinancialWeb.com shall implement as soon as soon as reasonably practicable. At a minimum, the FinancialWeb.com Latin Website shall comply with the technical, design and performance specifications set forth in Exhibit A, attached hereto.

          2.7 Testing. In advance of the Launch Date, FinancialWeb.com shall have thoroughly tested all FinancialWeb.com Technology and components of the FinancialWeb.com Latin Website and shall ensure adequate performance, reliability and compliance with specifications set forth herein. Any additional FinancialWeb.com Technology or components added to the FinancialWeb.com Latin Website following the Launch Date shall be subjected to similar testing procedures. StarMedia may from time to time prescribe specific testing procedures, which FinancialWeb.com shall undertake to the extent that such procedures can be completed without unreasonable effort and resources on FinancialWeb.com's part.

          2.8 Technical Specifications. FinancialWeb.com shall provide StarMedia with such information and documentation as StarMedia may reasonably request with respect to the configuration and technical specifications of the systems employed to operate the FinancialWeb.com Latin Website, including the FinancialWeb.com Latin Website server administration requirements, the FinancialWeb.com Latin Website architecture and a troubleshooting guide. FinancialWeb.com shall provide StarMedia with updates to such information from time to time whenever changes in the configuration or specifications of the FinancialWeb.com Latin Website are made. FinancialWeb.com shall also develop, implement and provide to StarMedia reasonably satisfactory back-up contingency procedures for any system failures which could materially impair user access to the FinancialWeb.com Latin Website.

          2.9 Financial Newsletters and E-mail. StarMedia shall provide FinancialWeb.com with the opportunity to allow Visitors, through a buttons or Links on the Periscopio Financial Channel, to subscribe to FinancialWeb.com financial newsletters via e-mail, and, subject to StarMedia's privacy policy, to receive e-mail alerts and other communications.

          2.10 Advertising Revenue Sharing. StarMedia shall pay FinancialWeb.com on a monthly basis the following percentage of Net Advertising Revenue sold by StarMedia. For purposes of this Amended and Restated Agreement, "Net Advertising Revenue" means cash receipts of revenue (as determined in
 -----------------------
accordance with U.S. generally accepted accounting principles) generated from the sale of advertising on Licensor Qualifying Pages (the "Gross Advertising
                                                           -----------------
Revenues"), less (i) applicable international sales, value added and withholding
--------
taxes and (ii) twenty percent (20%) of Gross Advertising Revenues. For purposes hereof, "Licensor Qualifying Pages" means Pages of the Periscopio Site that
         -------------------------
consist entirely (100%) of the Licensed Content or Derivative Content and shall specifically not include those Pages containing "teasers" to the Licensed Content or Derivative Content. The parties understand and agree that StarMedia may enter into additional contractual revenue-sharing arrangements with third parties to increase site traffic and advertising revenues. To the extent that any additional revenue sharing rights shall apply to any Net Advertising Revenues, the parties' respective share of such Net Advertising Revenues shall be proportionately reduced such that the percentage ratios mentioned below are maintained:

          (a) until a total of $14,250,000 in receipts from advertising revenues has been remitted to FinancialWeb.com, StarMedia shall pay FinancialWeb.com an amount equal to seventy-five percent (75%) of Net Advertising Revenues; and

          (b) once a total of $14,250,000 in receipts from advertising revenues has been remitted to FinancialWeb.com, StarMedia shall pay FinancialWeb.com an amount equal to fifty percent (50%) of Net Advertising Revenues.

          2.11 Advertising Revenue Goals. StarMedia shall endeavor to remit to FinancialWeb.com a minimum of $14,250,000 in receipts from Net Advertising Revenues actually earned and collected by Starmedia during the Term of this Amended and Restated Agreement (the "Advertising Revenue Goal"). The Net
                                     ------------------------
Advertising Revenue shall be remitted by StarMedia to FinancialWeb.com as follows:

          (a) First Year of the Additional Period:  $3 million as follows:
              -----------------------------------

               (i) Beta Period to end of first quarter of the first year of the Additional Period: $420,000;

               (ii)  Second quarter of first year of the Additional Period:
$600,000;

               (iii) Third quarter of the first year of the Additional Period:
$800,000;

               (iv)  Fourth quarter of the first year of the Additional Period:
$1,180,000.

          (b)  Second Year of the Additional Period:  $5 million as follows:
               ------------------------------------

               (i)   First quarter of the second year of the Additional Period:
$755,000;

               (ii)  Second quarter of the second year of the Additional Period:
$1,025,000;

               (iii) Third quarter of the second year of the Additional Period:
$1,325,000;

               (iv)  Fourth quarter of the second year of the Additional Period:
$1,895,000.

          (c)  Third Year of the Additional Period:  $6.25 million as follows:
               -----------------------------------

               (i)   First quarter of the third year of the Additional Period:
$820,000;

               (ii)  Second quarter of the third year of the Additional Period:
$1,225,000;

               (iii) Third quarter of the third year of the Additional Period:
$1,675,000;

               (iv)  Fourth quarter of the third year of the Additional Period:
$2,530,000.

In the event that StarMedia fails to make the full payment due during any quarter pursuant to this Section 2.11, StarMedia shall remit to FinancialWeb.com one hundred percent (100%) of the Net Advertising Revenues derived from advertising sold on Licensor Qualified Pages during the following calendar quarter (the "Cure Quarter"). If, following the Cure Quarter, StarMedia is
              ------------
still unable to fully offset any such shortfall, FinancialWeb.com may deduct an amount equal to the remaining shortfall from the Placement Fee (as defined in
Section 8.2(b)) due the month following the Cure Quarter, provided, however,
                                                          --------  -------
that (i) in any event the amount to which FinancialWeb.com is entitled to deduct under this paragraph shall not exceed the amount of FinancialWeb.com's next monthly Placement Fee and (ii) FinancialWeb.com shall have no remedy under this paragraph if, at the end of any given Cure Quarter, FinancialWeb.com is delinquent in meeting any of the delivery dates in the Delivery Schedule, as defined in Section 2.4(e). If a shortfall persists for three months despite the remedies set forth in this paragraph, the parties shall meet in good faith to discuss alternative means of remedying such shortfall.

          2.12 Cooperation. Representatives of StarMedia and FinancialWeb.com (who may include the contact persons set forth in Section 6.1) shall meet on a regular basis throughout the Term to discuss enhancement of the business relationship set forth in this Amended and Restated Agreement, including the possibility of making available additional Financial Services and Financial Content of interest to Visitors to the Periscopio Financial Channel, establishing Links to related Websites, developing new products and partnerships and sharing information and data.

          3.   Intellectual Property

          3.1 Intellectual Property Rights of AMG/Financialweb.com. All rights, title and interest in and to all AMG Materials and the FinancialWeb.com Materials, including without limitation the AMG Marks and the FinancialWeb.com Marks, and including without limitation all Intellectual Property Rights therein and thereto, shall remain with and vest in AMG, FinancialWeb.com and their Affiliates, respectively. All use of the AMG Materials and the FinancialWeb.com Materials by StarMedia parties shall inure to the benefit of AMG, FinancialWeb.com and their Affiliates, respectively. AMG and FinancialWeb.com hereby grant to StarMedia a nonexclusive, nontransferable, nonsublicensable, royalty-free, worldwide license to use, display, perform, reproduce and distribute all AMG Materials and the FinancialWeb.com Materials, including without limitation the AMG Marks and the FinancialWeb.com Marks, solely as set forth in this Amended and Restated Agreement. With respect to the AMG Materials and the FinancialWeb.com Materials, including without limitation the AMG Marks and the FinancialWeb.com Marks, StarMedia acknowledges and agrees that: (a) the AMG Materials and the FinancialWeb.com Materials, including without limitation the AMG Marks and the FinancialWeb.com Marks, are owned exclusively by AMG, FinancialWeb.com and their Affiliates, respectively; and (b) except as set forth in this Amended and Restated Agreement, StarMedia has no rights, title or interest in or to the AMG Materials or the FinancialWeb.com Materials, including without limitation the AMG Marks and the FinancialWeb.com Marks. StarMedia agrees: (w) not to apply for registration of the AMG Marks or the FinancialWeb.com Marks (or any mark confusingly similar thereto) anywhere in the world; (x) not to engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of AMG, FinancialWeb.com and their Affiliates or any AMG or FinancialWeb.com Mark; (y) not to use any of the AMG Marks or FinancialWeb.com Marks except as authorized by AMG, FinancialWeb.com or this Amended and Restated Agreement; and (z) not to challenge AMG's and FinancialWeb.com's and their Affiliates' rights in the AMG Marks or the FinancialWeb.com Marks.

          3.2  Intellectual Property Rights of Starmedia   All rights, title and
interest in and to all StarMedia Materials, including without limitation the StarMedia Marks, and including without limitation all Intellectual Property Rights therein and thereto, shall remain with and vest in StarMedia and its Affiliates. All use of the StarMedia Materials by AMG or FinancialWeb.com shall inure to the benefit of StarMedia. StarMedia hereby grants to AMG and FinancialWeb.com a nonexclusive, nontransferable, nonsublicensable, royalty-free, worldwide license to use, display, perform, reproduce and distribute all StarMedia Materials, including without limitation the StarMedia Marks, solely as set forth in this Amended and Restated Agreement. With respect to the StarMedia Materials, including without limitation the StarMedia

Marks, AMG and FinancialWeb.com acknowledge and agree that: (a) the StarMedia Materials, including without limitation the StarMedia Marks, are owned exclusively by StarMedia and its Affiliates; and (b) except as set forth in this Amended and Restated Agreement, neither AMG nor FinancialWeb.com has any rights, title or interest in or to the StarMedia Materials, including without limitation the StarMedia Marks. AMG and FinancialWeb.com agree: (w) not to apply for registration of the StarMedia Marks (or any mark confusingly similar thereto) anywhere in the world; (x) not to engage, participate or otherwise become involved in any activity or course of action that diminishes and/or tarnishes the image and/or reputation of StarMedia and its Affiliates or any StarMedia Mark; (y) not to use any of the StarMedia Marks except as authorized by StarMedia or this Amended and Restated Agreement; and (z) not to challenge StarMedia's and its Affiliates' rights in the StarMedia Marks.

          4.   Representations and Warranties and Covenants

          4.1 General Representations, Warranties and Covenants. Each party represents, warrants and covenants to the others that: (a) the execution, delivery and performance of this Amended and Restated Agreement by such party are within the corporate and/or other powers of such party and have been duly authorized by all necessary corporate and/or other action on the part of such party; (b) this Amended and Restated Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, and does not conflict with any other agreements by which such party may be bound; (c) such party will comply with and adhere to applicable laws and regulations in the performance of its responsibilities hereunder.

          4.2 AMG Materials and Financialweb.com Materials. AMG and FinancialWeb.com are each solely responsible for any liability arising out of or relating to (a) the AMG Materials and the FinancialWeb.com Materials, respectively and/or (b) any materials (other than the StarMedia Materials) to which users can Link through the AMG Materials or the FinancialWeb.com Materials. Each of AMG and FinancialWeb.com represents and warrants that they hold the necessary rights to permit the use of the AMG Materials and the FinancialWeb.com Materials as required for the purposes of this Amended and Restated Agreement, and that the AMG Materials and the FinancialWeb.com Materials will not violate any applicable laws or rights of any third parties. StarMedia represents and warrants that it either owns or has the right to provide the Technology to be provided by it hereunder in accordance with this Amended and Restated Agreement.

          4.3 Starmedia Materials. StarMedia is solely responsible for any liability arising out of or relating to (a) the StarMedia Materials and/or (b) any material (other than the AMG Materials or the FinancialWeb.com Materials) to which Visitors can link through any Page on the StarMedia Site or the Periscopio Site containing AMG Materials or FinancialWeb.com Materials ("StarMedia Links").
                                                              ---------------
StarMedia represents and warrants that it holds the necessary rights to permit the use of the StarMedia Materials as required for the purposes of this Amended and Restated Agreement; and that the neither the StarMedia Materials nor the StarMedia Links will violate any applicable laws or rights of any third parties. StarMedia represents and warrants that it either owns or has the right to provide the StarMedia Technology to be provided by it hereunder in accordance with this Amended and Restated Agreement.

          4.4 Viruses. Each party covenants to the others that, with respect to any Technology provided by it or its Affiliates hereunder, it shall utilize its best efforts to ensure that such Technology does not and will not contain any program, routine, device or other undisclosed feature, including without limitation, a so-called time bomb, virus, software lock, dropdead device, malicious logic, worm, Trojan horse or trap or back door which is designed to delete, disable, deactivate, interfere with or otherwise harm any software, program, data, device, system or service, or which is intended to provide unauthorized access or to produce unauthorized modifications (collectively "disabling procedures"). This covenant is intended to apply regardless of whether such disabling procedures are authorized by any such party to be included in such Technology. If any portion of any such Technology is supplied by any vendor, licensor or contractor of any such party, such party shall obtain comparable covenants from such vendor, licensor or contractor and such party shall take appropriate action to assure that such portions so provided are free from disabling procedures. Notwithstanding anything to the contrary contained in this Amended and Restated Agreement, each party agrees to notify the other parties immediately upon the discovery of any disabling procedures that are or may be included in any such Technology. If disabling procedures are discovered or reasonably suspected to be present in any such Technology, the party which provided such Technology agrees to take immediate action, at its own expense, to identify and eradicate such disabling procedures and carry out any recovery necessary to remedy any impact of such disabling procedures.

          4.5 Year 2000. StarMedia represents, warrants and covenants to the other parties that the Periscopio Financial Channel and FinancialWeb.com represents, warrants and covenants to StarMedia that the FinancialWeb.com Latin Website and any and all Technology necessary for their operation (collectively the "Periscopio Site Technology" and the "FinancialWeb.com Technology"),
     --------------------------           ---------------------------
including without limitation, any function, process, system or other device or item, regardless of the particular date, year, century or other chronological variable: (a) will accurately process date information (e.g., accept date input, provide date output and perform calculations and comparisons on dates and portions of dates); (b) will function without interruption due to a change in date, ensuring that any results, data or information processed, generated or transmitted in connection therewith, shall be correct, valid and not adversely affected; and, if applicable (c) will include date data century recognition, calculations which accommodate same century and multi-century date values and formulae, as well as date data interfaces (to application and operating system software, as applicable) reflecting the correct date, year and century. In the event that, at any time, the Periscopio Site Technology or the AMG/FinancialWeb.com Technology or any other related Technology is found not to conform with this warranty, the responsible party, upon receipt of notice of such nonconformance, shall correct any such nonconformance so as to enable such Technology to function in full conformance herewith.

          4.6 Provision of Financial Content and Financial Services. FinancialWeb.com represents, warrants and covenants to StarMedia that the provision and performance of the Financial Content and Financial Services by FinancialWeb.com (or through Links or other connections established by FinancialWeb.com) pursuant to or in connection with this Amended and Restated Agreement will not violate or conflict with any constitutions, statutes, ordinances, codes, rules, regulations, rulings, or judicial decisions of any U.S. or non-U.S. federal, state, county, city or other governmental authority, agency or instrumentality.

          4.7 NO FURTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AMENDED AND RESTATED AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE TRANSACTIONS CONTEMPLATED HEREBY AND TECHNOLOGY PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          5.   Confidential Information; Press Releases; Export Restrictions

          5.1  Confidentiality.

          (a)  Confidential Information.  The term "Confidential Information"
               ------------------------
means information or data, including without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions, (whether patentable or not), trade secrets, schematics and other technical, business and customer information, financial and product development plans, forecasts and strategies, furnished by one party or its Affiliates to the other hereunder. Each of AMG, FinancialWeb.com and StarMedia shall (i) hold all Confidential Information in confidence and take all reasonable precautions to protect such Confidential Information (including, without limitation, all precautions such Person employs with respect to its own confidential materials of a similar nature), (ii) not divulge any such Confidential Information of such other Person or any information derived therefrom to any third person except to its employees, independent contractors or Affiliates that have a need to know such information to further the permitted use thereof pursuant to this Amended and Restated Agreement, that have entered into appropriate written agreements sufficient to comply with the terms hereof and that are informed of the non-disclosure obligations contained herein, (iii) not make any use whatsoever, at any time, of any Confidential Information of such other Person except to the extent necessary to exercise any right or license granted under, or perform any obligations under this Amended and Restated Agreement, (iv) not remove or export any such Confidential Information of another Person from the country of such other Person, and (v) not copy (except as reasonably necessary to exercise the rights or obligations under this Amended and Restated Agreement) or reverse engineer or reverse compile any Confidential Information of such other Person which is computer code. For purpose of this Section 5.1, Confidential Information of Affiliates of each party shall be treated as Confidential Information of such Person. The foregoing obligations shall survive for a period of five (5) years from the date of termination or expiration of this Amended and Restated Agreement. Without granting any right or license, the foregoing obligations shall not apply to the extent that the receiving Person can demonstrate that such Confidential Information of the such other Person (A) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available through no improper action or inaction by the receiving Person or any Affiliate, agent or employee of the receiving Person, or
(B) was in its possession or known by the receiving Person prior to receipt from the disclosing Person, or (C) was rightfully disclosed to the receiving Person by a third party without restriction, or (D) is independently developed by the receiving Person without reference to such Confidential Information of the disclosing Person, or (E) is required to be disclosed pursuant to any statutory or regulatory authority, provided the disclosing Person is given prompt notice of such requirement and the scope of such disclosure is limited to the maximum extent consistent with compliance with such authority, or (F) is required to be disclosed by a court order, provided the disclosing Person is given prompt notice of such order and given the opportunity to contest it and the scope of the disclosure is limited to the maximum extent consistent with compliance with such order. Information shall not be deemed known to such Person or publicly known for purposes of the above exceptions (x) merely because it is embraced by more general information in the prior possession of such Person or others, or (y) merely because it is expressed in public material in general terms not specifically the same as the Confidential Information. The terms of confidentiality under this Amended and Restated Agreement shall not be construed to limit any bound Person's right to independently develop or acquire products without use of the disclosing Person's Confidential Information. Further, each bound Person shall be free to use, for any purpose, the residuals resulting from access to or work with such Confidential Information, provided such Person shall maintain the confidentiality of the Confidential Information as provided herein. Upon termination or expiration of this Amended and Restated Agreement for any reason, each bound Person will return to the disclosing Person (or certify the destruction of) all tangible manifestations (including computer records) of the disclosing Person's Confidential Information and certify the deletion or destruction of any other manifestations of same, in any medium.

          (b) Confidentiality of Amended and Restated Agreement.  Except (i)
              -------------------------------------------------
to the extent required by applicable law or regulation, (ii) to assert its rights hereunder (iii) in connection with financing where the prospective provider of financing agrees to be bound by the confidentiality provisions of this Amended and Restated Agreement or (iv) for disclosures to its own employees and independent contractors on a "need to know" basis, AMG, FinancialWeb.com and StarMedia shall not disclose the terms of this Amended and Restated Agreement or the subject matter hereof without the prior written consent of AMG or FinancialWeb.com (in the case of StarMedia or StarMedia (in the case of AMG or FinancialWeb.com), which consent shall not be unreasonably withheld or delayed.

          (c) Injunctive Relief.  AMG, FinancialWeb.com and StarMedia
              -----------------
expressly agree that monetary damages would be inadequate to compensate the other for any breach of this Section 5.1, that any such breach or threatened breach of this Section 5.1 will cause irreparable injury to AMG and FinancialWeb.com (in the case of a breach by StarMedia) or StarMedia (in the case of a breach by AMG or FinancialWeb.com) and that, in addition to any other remedies that may be available, at law or in equity, AMG, FinancialWeb.com and StarMedia shall be entitled to seek injunctive relief against the threatened breach of any provision of this Section 5.1 or the continuation of any such breach without the necessity of proving actual damages or posting a bond.

          5.2 Press Releases. Neither party shall issue any press release or other public statement, in any form and at any time, regarding this Amended and Restated Agreement, the transactions contemplated herein, or any other party, its Affiliates or employees without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

          5.3 Export Restrictions. Each party will comply with all export laws and restrictions and regulations of the U.S. Department of State, Department of Commerce or other United States or foreign agency or authority, and will not export or re-export any product or any direct product thereof in violation of any such restrictions, laws or regulations, or without all necessary approvals. As applicable, each party (and each StarMedia party) shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to its own export from the U.S.

          6.   Management and Reporting

          6.1 Contact Persons. Each party shall designate appropriate staff members to act as the principal points of contact between StarMedia, FinancialWeb.com and AMG for the implementation and operation of such party's performance and the obtaining of necessary approvals hereunder. The project managers will be responsible for coordinating efforts applicable to this Amended and Restated Agreement and reporting and resolving issues that may arise on day-to-day working basis. The initial such staff members are as follows:

          For AMG:  Tsvi Katsir

          For FinancialWeb.com:  James P. Gagel

          For StarMedia:  Michael Bender

Each party may change such staff member upon written notice to the other.

          6.2 Security. StarMedia shall, in the case of the Periscopio Site, and FinancialWeb.com shall, in the case of FinancialWeb.com Latin Website, utilize their best efforts to establish and maintain safeguards against, a disaster, loss or alteration of or unauthorized access to such Site. At all times during the Term, such safeguards shall be consistent with accepted industry standards.

          6.3 Reporting. Each calendar quarter during the Term, StarMedia shall provide AMG with a report, audited by ABC or a successor auditor, detailing for the preceding quarter the total number of Page Views. On a monthly basis during the Term, StarMedia shall provide FinancialWeb.com with a report detailing, for the preceding month, the total number of Advertising Impressions and Page Views delivered as well as the click-through rates on such Advertising Impressions that contain a link to FinancialWeb.com Latin Website and any other tracking or aggregate data the parties may mutually agree upon.

          7.   Indemnification

          7.1 Indemnity. Each party will defend, indemnify, save and hold harmless each other party and the officers, directors, agents, affiliates, distributors, franchisees and employees of each other party from any and all third-party claims, demands, liabilities, costs or expenses, including reasonable outside and in-house attorneys' fees (the "Liabilities"), resulting
                                                      -----------
from the indemnifying party's material breach of any obligation, duty, representation or warranty of this Amended and Restated Agreement, except where Liabilities result from the gross negligence or knowing and willful misconduct of each other party.

          7.2  Claims.  Each party agrees to promptly notify each other party in writing of any indemnifiable claim and give each other party the opportunity to defend or negotiate a settlement of any such claim at such other party's expense, provided, however, that the failure to provide such notice will not
         --------  -------
result in a loss of such right to indemnification except to the extent that the indemnifying party has been prejudiced by the same. StarMedia reserves the right, at its own expense, to assume the exclusive defense and control of any matter otherwise subject to indemnification by FinancialWeb.com and/or AMG hereunder, and in such event, FinancialWeb.com and/or AMG shall have no further obligation to provide indemnification for such matter hereunder. In the event of a breach by any party which results in a lawsuit or other proceeding for any remedy available under this Amended and Restated Agreement, the prevailing party or parties shall be entitled to reimbursement from the breaching party or parties of its reasonable attorneys' fees and expenses (whether incurred in arbitration, at trial or on appeal).

          8.   Payment, Term and Termination

          8.1 Payment by Financialweb.com. FinancialWeb.com shall make the following payments to StarMedia:

               a) a non-refundable production fee of $750,000, payable as follows:

                    $150,000 of which shall be paid within forty-five (45) days of execution of this Amended and Restated Agreement; and

                    $250,000 of which shall be paid within seventy-five days of execution of this Amended and Restated Agreement;

                    $350,000 of which shall be paid within one hundred and twenty (120) days of execution of this Amended and Restated Agreement.

               b)   an advertising fee of $150,000, payable as follows:

                    $50,000 within one hundred and fifty (150) days of execution of this Amended and Restated Agreement;

                    $100,000 within one hundred and eighty (180) days of execution of this Amended and Restated Agreement.


          8.2 Additional Payments by Financialweb.com. FinancialWeb.com shall make the following payments to StarMedia:

               a)   an advertising fee of $1,100,000, payable as follows;

                    $22,920 per month during the first year following the date of this Amended and Restated Agreement;

                    $28,650 per month during the second year following the date of this Amended and Restated Agreement;

                    $40,100 per month during the third year following the date of this Amended and Restated Agreement.

               b)   a placement fee (the "Placement Fee") of $4,000,000, which
                                          -------------
shall be payable as follows:

                    $50,000 per month during the first year following the date of this Amended and Restated Agreement;

                    $100,000 per month during the second year following the date of this Amended and Restated Agreement;

                    $183,333 per month during the third year following the date of this Amended and Restated Agreement.

               c) royalties with respect to Eligible Sales Revenues, as follows:

                    during the first year of the Additional Period, the greater of (i) U.S.$375,000 or (ii) 2.5% of actual Eligible Sales Revenues;

                    during the second year of the Additional Period, the greater of (i) U.S.$625,000 or (ii) 2.5% of actual Eligible Sales Revenues; and

                    during the third year of the Additional Period, the greater of (i) U.S.$1,050,000 or (ii) 3.0% of actual Eligible Sales Revenues.

FinancialWeb.com guarantees royalties payments of at least U.S.$2,050,000 to StarMedia.


          8.3 Payment by Starmedia. StarMedia shall pay to AMG seven percent (7%) of all payments received by StarMedia pursuant to this Amended and Restated Agreement and the advertising insertion order executed by StarMedia and FinancialWeb.com as of the date hereof. Such payments shall be made no later than fifteen (15) days after receipt of funds by StarMedia pursuant to this Amended and Restated Agreement. Any payments not received by such date shall accrue interest at two percent (2%) above the Prime rate then in effect.
Payment shall be made by StarMedia to AMG in United States currency, exclusive to taxes. Payments shall be made by electronic transfer or check reasonably acceptable to AMG. Each payment shall be accompanied by a statement signed by an officer of StarMedia which specifies in reasonable detail the method of calculating the amount remitted and containing such information as AMG may reasonably request in order to allow AMG to verify the accuracy of the computations set forth in such statement.

          8.4 Tracking Eligible Sales Revenues. FinancialWeb.com will be solely responsible for tracking Eligible Sales Revenues, and will collect and retain sufficient information to allow it to calculate the amounts to be remitted to StarMedia. In particular, FinancialWeb.com will record, for each customer sales transaction, sufficient information to determine whether the sales revenue generated by such sale is Eligible Sales Revenue. In order to facilitate identification of Eligible Customers and Eligible Sales Revenues, the parties agree to take the following measures throughout the Term of this Amended and Restated Agreement:

               (a)  Links to Unique URL. All hyperlinks to FinancialWeb.com
                    -------------------
Latin Website implemented by StarMedia shall point to one or more unique URLs determined by FinancialWeb.com (the "Designated URLs"). Such Designated URLs
                                     ---------------
shall be reserved exclusively for customers referred by StarMedia. On the Designated URLs, FinancialWeb.com shall not advertise or otherwise promote or market any products or services of Competitors of StarMedia, as that term is defined on Exhibit C, attached hereto. Any customer accessing such Designated URLs shall be an Eligible Customer. Accordingly, FinancialWeb.com shall take all reasonable measures to ensure that any revenues generated from such Eligible Customers are designated as Eligible Sales Revenues, and all subsequent sales to such Eligible Customers shall be Eligible Sales Revenues.

               (b)  StarMedia Cookies. FinancialWeb.com shall cause a "cookie"
                    -----------------
to be placed on the system of each user accessing FinancialWeb.com Latin Website from the Periscopio Financial Channel or any StarMedia Site (the "StarMedia
                                                                  ---------
Cookie").  Such StarMedia Cookie shall serve to identify such user as an
------
Eligible Customer. FinancialWeb.com shall modify FinancialWeb.com Latin Website to cause FinancialWeb.com Latin Website to ascertain whether a StarMedia Cookie is present on the system of each customer accessing FinancialWeb.com Latin Website. If such a StarMedia Cookie is present, all subsequent sales to such customer shall be Eligible Sales Revenues.

               (c)  Telephone and Mail Orders.  In order to allow identification
                    -------------------------
of Eligible Sales Revenues based on orders placed by telephone or by mail rather than on-line, FinancialWeb.com shall design FinancialWeb.com Latin Website to display unique telephone numbers and/or addresses for placing orders, requesting catalogs and the like to all users who (i) access the Designated URLs, or (ii) have a StarMedia Cookie on their system. Users submitting reservations, orders, catalog requests and the like to such unique addresses or telephone numbers shall be designated Eligible Customers in FinancialWeb.com's records, and all subsequent sales to such customers shall be Eligible Sales Revenues.

               (d)  Permanent Designation.  FinancialWeb.com shall take all
                    ---------------------
necessary measures to ensure that once it is determined that a person is an Eligible Customer, such person is permanently designated as such in FinancialWeb.com's accounts, records and databases, and that any sales to such person are recorded as Eligible Sales Revenues and segregated from FinancialWeb.com's other revenues.

          8.5  Monthly Payments.  The payments due pursuant to Section 8.1 and
8.2 of this Amended and Restated Agreement shall be paid to StarMedia within fifteen (15) days of the end of each calendar month. Any payments not received by such date shall accrue interest at 2% above the Prime rate then in effect. Payment shall be made by FinancialWeb.com to StarMedia in United States currency, exclusive of any taxes. Payments shall be made by electronic transfer or check reasonably acceptable to StarMedia. Each payment shall be accompanied by a statement signed by an officer of FinancialWeb.com which specifies in reasonable detail the method of calculating the amount remitted and containing such information as StarMedia may reasonably request in order to allow StarMedia to verify the accuracy of the computations set forth in such statement. Upon request, StarMedia shall provide to r[delete] FinancialWeb.com a receipt for each payment received from FinancialWeb.com.

          8.6 Term. Except as otherwise specifically provided herein, this Amended and Restated Agreement shall commence as of the date hereof and shall continue in full force and effect during the Term, as set forth below. The period from the date hereof through the date that is six (6) months thereafter shall be known as the "Beta Period" and the period from the end of the Beta
                       -----------
Period through the day that is three (3) years thereafter shall be known as the "Additional Period" (together, the "Term").
 -----------------                  ----

          8.7 Termination.

          (a)  Default. Except as set forth in Sections 8.7(b) and (c) below,
               -------
if either party materially defaults in any of its obligations pursuant to this Amended and Restated Agreement or fails to make a material payment under this Amended and Restated Agreement (a "Material Default"), the other party may
                                   ----------------
deliver a written notice of intent to terminate this Amended and Restated Agreement for Material Default. If such Material Default is not corrected within thirty (30) days after receipt of such written notice, the non-defaulting party may terminate this Amended and Restated Agreement effective immediately upon written notice to the other parties. In the event FinancialWeb.com commits a Material Default that is not cured within the applicable cure period, StarMedia may, at its sole discretion, grant AMG the right to designate a New Financial Services Provider, subject to the approval of StarMedia, which shall not be unreasonably withheld or delayed. In the event AMG designates a New Financial Services Provider pursuant to this section, AMG and/or the New Financial Services Provider shall promptly cure the existing default and AMG shall cause the New Financial Services Provider to agree to be bound by the terms and conditions of this Amended and Restated Agreement and, as of such time, all references to "FinancialWeb.com" in this Amended and Restated Agreement shall refer to the New Financial Services Provider.

          (b)  By StarMedia This Amended and Restated Agreement shall be
               ------------
terminable by StarMedia if (i) the Visitors to FinancialWeb.com Latin Website or the Licensor Qualifying Pages are Dissatisfied (as defined below) with customer support offered by FinancialWeb.com, based on user surveys taken from a random, representative sample of such Visitors; (ii) FinancialWeb.com does not engage in "best practices" with respect to regulatory compliance (iii) FinancialWeb.com fails to offer a range of Financial Content that is competitive (in features, variety or quality) to that offered by competing Websites; (iv) at the end of any given quarter during the Term, the FinancialWeb.com Latin Website fails to meet an uptime of 99.5%; or (v) FinancialWeb.com fails to meet the delivery dates in the Delivery Schedule, defined in Section 2.4(e). FinancialWeb.com shall be entitled to a cure period of no less than sixty (60) days after the receipt of written notice, which outlines in detail the factual basis for termination pursuant to points (i), (ii), (iii), (iv) or (v) above (the "Cure
                                                                         ----
Period") to take any corrective measures deemed necessary by FinancialWeb.com
------
to address the matters set forth in the notice.  For the purpose of this Section 8.7(b), the determination of whether Visitors are "Dissatisfied" with the customer support offered by FinancialWeb.com shall be made in accordance with the following procedure: StarMedia may in its sole discretion and from time to time obtain user surveys in a form reasonably acceptable to FinancialWeb.com from random, representative samples of Visitors to FinancialWeb.com Latin Website (a "Visitor Survey"), and shall promptly notify
                                   --------------
FinancialWeb.com in writing in the event any such survey yields results that indicate that fifty percent (50%) or more of the surveyed Visitors are dissatisfied with the customer support offered by FinancialWeb.com; ( b) upon the expiration of the Cure Period, StarMedia shall conduct a second Visitor Survey, if applicable, to assess the improvement of overall customer support satisfaction; and ( c) Visitors shall be deemed Dissatisfied in the event the second Visitor Survey again yields results that indicate that fifty percent (50%) or more of surveyed Visitors are dissatisfied with the customer support offered by FinancialWeb.com.

          (c) Effect of Termination. Upon termination of this Amended and
              ---------------------
Restated Agreement (i) the rights and licenses granted pursuant to this Amended and Restated Agreement shall terminate; (ii) each party shall cease all further use of and shall return to the other party, within thirty (30) days, all tangible items in its possession which are proprietary to such other party; and
(iii) each party shall cease to use all intellectual property of the other party, including without limitation all trademarks of the other party.

          (d) Survival. Notwithstanding the foregoing, the provisions of Article
              --------
5 , Article 7, Section 8.8 and Article 10 hereof shall survive any termination or cancellation of this Amended and Restated Agreement.

          (e) Post-Termination Obligations  .  After the expiration or
              -----------------------------
termination of this Amended and Restated Agreement, each party shall ensure that
it removes all links from the other party's Websites.   FinancialWeb.com shall
pay to StarMedia, no more than thirty (30) days following the termination of the Amended and Restated Agreement, all amounts owed to StarMedia, including without limitation all amounts owed StarMedia under Article 8 of this Amended and Restated Agreement with respect to Eligible Sales Revenues for periods prior to termination of the Amended and Restated Agreement.

          8.8 Audits. FinancialWeb.com shall keep complete and accurate books and records of their activities hereunder and all relevant information needed to audit compliance with this Amended and Restated Agreement. FinancialWeb.com agrees to allow mutually acceptable independent auditors, which auditors shall not be compensated on a contingency basis and shall be bound to keep all information confidential except as necessary to disclose discrepancies to StarMedia, to audit and analyze relevant records of FinancialWeb.com to ensure compliance with all terms of this Amended and Restated Agreement. Any such audit shall be permitted within fifteen (15) days of FinancialWeb.com's receipt from StarMedia of a written request to audit, during normal business hours, at a time mutually agreed upon. The cost of such an audit shall be borne by StarMedia unless a material discrepancy is found, in which case the cost of the audit shall be borne by and/or FinancialWeb.com. A discrepancy shall be deemed material if it involves a payment or adjustment of more than five percent (5%) of the amount actually due from FinancialWeb.com in any given three (3) consecutive calendar month period. Audits shall occur no more frequently than twice per year, shall not interfere unreasonably with

FinancialWeb.com's business activities and shall be conducted in FinancialWeb.com's facilities. Within five (5) days of receipt of a request therefor from StarMedia or FinancialWeb.com, respectively, shall reimburse StarMedia for the amount of any discrepancy arising out of such audit which indicates that StarMedia is owed amounts hereunder as well as the costs of the audit, if applicable, as provided above.

          8.9 Taxes. Except for taxes based upon StarMedia's income with respect to payments received from FinancialWeb.com, FinancialWeb.com shall be responsible for and pay all taxes, including sales, use, or value-added taxes, duties, withholding taxes and other assessments now or hereafter imposed, that relate to or arise as a consequence of this Amended and Restated Agreement. Upon written request, FinancialWeb.com shall present to StarMedia evidence of payment of all applicable taxes .

          9.    LIMITATION OF LIABILITY

          EXCEPT WITH RESPECT TO LIABILITY ARISING OUT OF THE OBLIGATIONS CONTAINED IN ARTICLES 5 AND 7, IN NO EVENT SHALL ANY PARTY (OR THEIR AFFILIATES) BE LIABLE TO ANY PERSON FOR LOST PROFITS OR ANY FORM OF INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER FROM ANY CAUSES OF ACTION OF ANY KIND WITH RESPECT TO THIS AMENDED AND RESTATED AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

          10.   General

          10.1 Assignment. No party may assign this Amended and Restated Agreement without the prior written consent of the other party; provided,
                                                                --------
however, that any party may assign this Amended and Restated Agreement to any
-------
parent, subsidiary, affiliate or any successor in interest to all or substantially all the business of such party. Any attempted or purported assignment without such required consent is void and a material breach of this Amended and Restated Agreement. Subject to the foregoing, this Amended and Restated Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Notwithstanding the foregoing, FinancialWeb.com agrees to assign this Amended and Restated Agreement to any new Financial Services Provider designated pursuant to Section 8.7(a) of this Amended and Restated Agreement.

          10.2 Force Majeure. No party hereto will be responsible for any failure to perform its obligations under this Amended and Restated Agreement (other than obligations to pay money) caused by an event reasonably beyond its control, including but not limited to, the infrastructure of the Internet, wars, riots, labor strikes, natural disasters, or any law, regulation, ordinance or other act or order of any court, government or governmental agency. Obligations hereunder, however, will in no event be excused but will be suspended only until the cessation of any cause of such failure. In the event that such force majeure should obstruct performance of this Amended and Restated Agreement for more than one (1) month, the parties hereto shall consult with each other to determine whether this Amended and Restated Agreement should be modified. The party facing an event of force majeure shall use its best endeavors in order to remedy that situation as well as to minimize its effects. A party experiencing an event of force majeure shall notify the other party as soon as possible after its occurrence.

          10.3 No Joint Venture. The sole relationship between the parties is that of independent contractors. Nothing in this Amended and Restated Agreement is intended to or shall be construed to create a partnership, joint venture, agency, sales representative or employment relationship between the parties. Neither party shall make any warranties or representations, or assume or create any obligations, on the other party's behalf. Each party shall be solely responsible for the actions of its respective employees, agents, and representatives.

          10.4 Alternate Use By Starmedia. Nothing in this Amended and Restated Agreement shall be construed to prohibit or prevent StarMedia and its Affiliates from using StarMedia Materials or any substantially equivalent content in connection with any products or offerings of StarMedia or its Affiliates or otherwise provide, license or authorize the use of the StarMedia Materials to third parties (for free or a fee, in StarMedia's and its Affiliates' sole and absolute discretion) and nothing in this Amended and Restated Agreement shall be deemed or construed to adversely affect such right. This Amended and Restated Agreement shall not restrict StarMedia from developing new products or services, improving existing products or services, or marketing any new, improved or existing products or services.

          10.5 Entire Agreement. This Amended and Restated Agreement amends the restates the Original Agreement in its entirety and is the complete agreement between the parties with respect to its subject matter, and supersedes and replaces all prior or contemporaneous understandings, communications, and agreements, written or oral, regarding such subject matter. The parties further agree that, as of the date of this Amended and Restated Agreement, the Original Agreement shall be null and void and of no further force or effect and any and all current and future obligations of either party thereunder are hereby fully and forever discharged, provided, however, that any obligation of StarMedia to
                        --------  -------
make payments arising prior to the date of this Amended and Restated Agreement shall survive and be payable pursuant to the terms of the Original Agreement.

          10.6 Amendment; Waiver. This Amended and Restated Agreement may not be modified, nor may any provision hereof be waived or amended, except in writing duly signed by authorized representatives of AMG, FinancialWeb.com and StarMedia. A waiver with respect to one event shall not be construed as continuing, or as a bar to or waiver of any right or remedy as to subsequent events.

          10.7 Severability. If any provision hereof is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed without further action by the parties, to the extent necessary to make such provision valid and enforceable, and no other provisions hereof shall be affected or impaired thereby.

          10.8 Governing Law. This Amended and Restated Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws provisions.

          10.9 Jurisdiction. Any judicial proceeding brought with respect to this Amended and Restated Agreement must be brought in a court of competent jurisdiction of the State of New York located in the County of New York or in the United States District Court in and for the Southern District of New York. By execution and delivery of this Amended and Restated Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amended and Restated Agreement, (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum and (iii) agrees that service of process in any such action or proceeding may be effected (A) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 10.13 or (B) in any other manner permitted by law.

          10.10 No Third Party Beneficiaries. Nothing express or implied in this Amended and Restated Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.

          10.11 Fees And Expenses. Each party shall be responsible for the payment of its own costs and expenses, including without limitation attorneys' fees and expenses, in connection with the negotiation and execution of this Amended and Restated Agreement.

          10.12 Recovery Of Costs And Expenses. If either party brings an action against the other party to enforce its rights under this Amended and Restated Agreement, the prevailing party shall be entitled to recover its costs and expenses incurred in connection with such action and all appeals of such action, including without limitation reasonable attorneys' fees and costs.

          10.13 Notices. All notices and requests in connection with this Amended and Restated Agreement shall be deemed given as of the day they are received either by e-mail, fax, messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

          If to AMG to:  Tsvi Katsir

                         Advanced Multimedia Group, Inc.

                         1655 Washington Avenue

                         Miami Beach, Florida 33139If to FinancialWeb.com :
                         James P. Gagel

                               FinancialWeb.com, Inc.

                               201 Park Place, Suite 321

                               Altamonte Springs, Florida 32701

          If to StarMedia to:  StarMedia Network, Inc.
                               29 West 36th Street
                               New York, New York 10018
                               Facsimile:  212 631-9000
                               Attn.:  Tracy J. Leeds, Chief Operating Officer

Notices shall be deemed effective upon receipt or, if delivery is not effected by reason of some fault of the addressee, when tendered.

          10.14 Counterparts; Facsimiles. This Amended and Restated Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Facsimile copies hereof shall be deemed to be originals.

          IN WITNESS WHEREOF, the parties to this Amended and Restated Agreement by their duly authorized representatives have executed this Amended and Restated Agreement in one or more counterpart(s) as of the date first above written.


STARMEDIA NETWORK, INC.                ADVANCED MULTIMEDIA GROUP, INC.

By: /s/ Adriane Kamsfuser                 By:  /s/ Kamal Hotchandani
   ----------------------------------        ----------------------------------

Title:  SVP Gloabal Sales                 Title:  President
      -------------------------------           -------------------------------

Name:   Adriane Kamsfuser                 Name:   Kamal Hotchandani
     --------------------------------          --------------------------------

FINANCIALWEB.COM, INC.

By: /s/ James Gagel
   -----------------------------

Title: Executive Vice President
      --------------------------

Name:  James Gagel
     ---------------------------

                           Exhibit A:  The Starmedia
                      Design and Technical Specifications
                      -----------------------------------


          1.  Co-Branding.  The FinancialWeb.com Latin Website shall be co-
              -----------
branded by FinancialWeb.com and StarMedia in a manner agreed to by FinancialWeb.com and StarMedia prior to the Launch Date. The FinancialWeb.com Latin Website shall not be Framed, shall have the look and feel of the Periscopio Site and shall be designed and maintained in accordance with the specifications, guidelines and templates set forth in Exhibit B, attached hereto. FinancialWeb.com shall maintain and update the FinancialWeb.com Latin Website in accordance with such design guidelines. 2. Third Party Website
                                                        -------------------
Links.  FinancialWeb.com Latin Website shall not contain hyperlinks to any
-----
Website not maintained by StarMedia or its Affiliates without the prior written consent of StarMedia. Any third-party Website Linked to FinancialWeb.com Latin Website with StarMedia's consent shall be displayed in a new browser window which is launched automatically upon user selection of the Link. Such new browser window shall not exceed a size of 300x350 pixels.

          3.  Cookies.  FinancialWeb.com  shall allow StarMedia to set a
              -------
"cookie" upon a user first accessing FinancialWeb.com Latin Website, and before any pages are served to the user. Such cookie shall be in the format determined by StarMedia.

          4.  StarMedia Community Links.  The main or most heavily-trafficked
              -------------------------
Page on FinancialWeb.com Latin Website (the "FinancialWeb.com  Home Page") shall
                                             ---------------------------
prominently display buttons containing Links to the StarMedia Mail, StarMedia TalkPlanet, StarMedia Orbita, StarMedia Bulletin Boards and other StarMedia community services which may be introduced by StarMedia from time to time, in the format specified by StarMedia. FinancialWeb.com Latin Website shall not promote or contain Links to any Internet-based services other than those of StarMedia, including without limitation any e-mail, chat, bulletin board, homepage design and hosting, or instant messaging services.

          5.  Browser Standards.  All Licensed Content shall be compatible with
              -----------------
Microsoft Internet Explorer version 3.0 or higher and Netscape Navigator version
3.0 or higher, in each case with Javascript support.

          6.  Plugins; Java.  No  Licensed Content or FinancialWeb.com
              -------------
Technology shall require the installation or use of any "plug-ins" (i.e. any components not contained in the standard versions of Microsoft Internet Explorer version 3.0 or higher and Netscape Navigator version 3.0 or higher), with the exception of the standard (freeware) versions of RealNetworks, Inc.'s RealMedia plug-in. FinancialWeb.com shall not employ Java appelts on any portion of FinancialWeb.com Latin Website which is less than two mouse clicks away from FinancialWeb.com Home Page (the "Principal Pages"). FinancialWeb.com Latin
                                 ---------------
Website shall not employ Java for any navigation functions.

          7.  Page and Image Sizes.  The aggregate size of all components
              --------------------
(including all text and graphics files) on each Principal Page shall not exceed 45 KB. The aggregate size of all components of all pages on FinancialWeb.com Latin Website other than the Principal Pages shall not exceed 25 KB. No single image on any page on FinancialWeb.com Latin Website (including Principal Pages) shall exceed 10 KB in size.

          8.  Updates.  All material changes to FinancialWeb.com Latin Website
              -------
(other than updating of FinancialWeb.com Latin Website Content in the ordinary course) shall be subject to StarMedia's prior review and consent, which will not be reasonably withheld.

          9.  Personalization.  To the extent feasible and appropriate,
              ---------------
StarMedia and FinancialWeb.com shall use their respective best efforts to "personalize" aspects of FinancialWeb.com Latin Website by customizing the content or functionality of FinancialWeb.com Latin Website in accordance with specific user information contained in StarMedia's user database.

          10. Modification of FinancialWeb.com  Latin Website.  Prior to the
              ------------------------------------------------
Initial Service Date, FinancialWeb.com shall make such modifications, enhancements and alterations to FinancialWeb.com Latin Website as are necessary to meet each of the requirements set forth in this Amended and Restated Agreement. FinancialWeb.com shall be responsible for procuring, developing, installing, licensing and/or modifying all such hardware, software, collateral systems and other assets as are necessary to meet the requirements set forth in this Amended and Restated Agreement at its sole expense, provided that StarMedia may, in its discretion, provide FinancialWeb.com with reasonable assistance in conforming with these requirements. All modifications and enhancements necessary to meet the requirements set forth in this Amended and Restated Agreement shall have been completed prior to the Initial Service Date. To the extent desirable or necessary to accomplish the foregoing, FinancialWeb.com may develop a secondary internal (non-Web accessible) mirror Website which implements the foregoing requirements, in lieu of modifying the primary FinancialWeb.com Latin Website, provided that such secondary Website contains all of the Licensed Content and FinancialWeb.com Technology, features and functionality of the primary FinancialWeb.com Latin Website.

          11. Inspection and Testing by StarMedia.  From time to time prior to
              ------------------------------------
the Initial Service Date, FinancialWeb.com shall allow StarMedia's staff reasonable access to FinancialWeb.com Latin Website and the underlying servers, software and systems, and shall facilitate any systems tests and evaluations as the StarMedia staff may reasonably require in order to ensure FinancialWeb.com Latin Website meets the minimum requirements for integration with the StarMedia Services. FinancialWeb.com shall promptly correct any problems or deficiencies identified by StarMedia no less than ten days prior to the Initial Service Date. In the event that FinancialWeb.com fails to correct problems or deficiencies identified by StarMedia to the reasonable satisfaction of StarMedia prior to the Initial Service Date, StarMedia shall have the right to terminate this Amended and Restated Agreement pursuant to Section 8.7 hereof.

          12. StarMedia Logon Procedure.  Visitors to the StarMedia Services
              --------------------------
will be requested to complete the ordinary procedure for accessing the StarMedia Services, including selection of the Visitor's language of preference and country of origin. StarMedia reserves the right to modify the required user login procedure from time to time in its sole discretion. Following completion of the Visitor login procedure, the StarMedia Web servers will display the StarMedia screen Frame and will then link to FinancialWeb.com Latin Website and display FinancialWeb.com Latin Website within the StarMedia screen Frame. The initial Page displayed shall be the Home Page of FinancialWeb.com Latin Website unless StarMedia and FinancialWeb.com jointly determine to develop and implement a procedure allowing users to directly point to and access other pages within FinancialWeb.com Latin Website.

                                  Exhibit B:
                                  ----------
                               Design Guidelines

Typical Periscopio Page is divided into three primary areas, each with 3 primary sub-areas:

Header
    Branding and location of the search engine
    User Login and Identification
    Primary Product Links

Body
    Primary Content Area
    Columns:  left and right
    Secondary Content Area

Footer
    Anchor Link to Home Page of Periscopio and other important Pages of Periscopio
    Other Footer Links to other areas of Perscopio
    Copyright and Disclaimers


I.  HEADER

Templates to be provided by Periscopio. Need to be updatable upon receipt of new template within 24 hours.

Branding and Search Portal: Periscopio (and partner) branding area, Links to Periscopio Home Page. Search engine allows searching of Periscopio, Guide, Internet, and Translated searches.

User Login and Identification:  Links to registration services and user help.

Primary Product Links: Links to Periscopio community services, including e-mail, chat, etc.

II.  BODY

Primary Content Area - the primary content of the area. It can be a single area, or divided into two columns, one that uses 1/3 of the area, the second uses 2/3.

    Examples:
         Single Area:  Listing of discussion forums
         Split Area: 1/3 listing of discussion topics

                 2/3 text of current topic

Secondary Content Area - used for related content. This area highlights other products, content and features elsewhere on the Site related to what the user is seeing/doing in the primary content area.

    Examples:
         Primary: News artcile | Secondary: Related articles and guide categories
         Primary: Discussion forum | Secondary: Related articles, chats, clubs

III.  Footer

Templates provided by Periscopio. Need to be updatable upon receipt of new template within 24 hours.

Anchor links to Home Page -
Primary Footer Links - How to make Periscopio your Home Page, Announcements, etc.
Copyright and Disclaimers - Standard legal. Need to modify for FinancialWeb.com inclusion.